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                                                                    Exhibit 23.2

Inability to obtain consent of prior year auditor

There may be risks and stockholders' recovery may be limited as a result of the Company's prior use of Arthur Andersen LLP as the Company's independent public accounting firm. On June 15, 2002, Arthur Andersen LLP was convicted for obstruction of justice charges. Arthur Andersen LLP audited the Company's financial statements for the years ended December 31, 2002 and 2000. On August 2, 2002, Arthur Andersen LLP was dismissed as the Company's independent public accountants and on August 2, 2002, Deloitte & Touche LLP was hired as the Company's independent auditors for the 2002 fiscal year. Because the former audit partner and manager have left Arthur Andersen LLP, the Company was not able to obtain the written consent of Arthur Anderson LLP as required by Section 7 of the Securities Act of 1933 (the Securities Act). Accordingly, investors will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore, may have their recovery limited as a result of the lack of consent.